Exhibit 99.1

For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch	312.595.9123

The Female Health Company Reports Record Profit for

Fiscal Year 2009

Excluding Restructuring Costs for Each, Operating Income Exceeds Previous Earnings Guidance

Company Completes FC1 to FC2 Transition

Considers Payment of Dividend in Calendar 2010
Highlights:

Fourth Quarter
●	FHC records $1.5 million restructuring charge reflecting transition from FC1 to FC2
●	Operating income of $0.5 million. Exclusive of restructuring charge, operating income increases 66% to $2.0 million
●	Tax benefit of $1.6 million recognized

FY2009
●	Operating income of $4.7 million. Exclusive of restructuring charge, operating income rises 95% to $6.2 million, compared with previous earnings guidance of 60%-85% increase.
●	Net income, including restructuring charge and tax benefit, increases 32% to $6.5 million

CHICAGO, November 30, 2009 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom, today reported record net revenues and operating income for the year ended September 30, 2009.

For the three months ended September 30, 2009, net revenues increased slightly to $7.9 million, compared with $7.8 million in the three months ended September 30, 2008, reflecting the impact of the transition from FC1 (and limited FC1 production capacity) to the lower-priced, second-generation FC2 female condom.

Gross profit increased 9% to $3.8 million, compared with $3.5 million in the fourth quarter of FY2008. Operating income declined to $0.5 million, after recording the $1.5 million restructuring charge associated with the transition from FC1 to FC2, in the three months ended September 30, 2009, compared with $1.2 million in the prior-year quarter. Exclusive of the restructuring charge, operating income increased 66% to approximately $2.0 million.

In the fourth quarter of FY2009, the Company recorded a favorable currency gain of $92 thousand and a tax benefit of $1.6 million, compared with a favorable currency gain of $893 thousand and a tax benefit of $219 thousand in the same period last year.

The Company reported net income attributable to common shareholders of $2.3 million, or $0.08 per diluted share, in the fourth quarter of FY2009, which was identical to the same period last year, in spite of the $1.5 million fourth quarter FY2009 restructuring charge.

The Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling, and shipping of products.

For the year ended September 30, 2009, net revenues increased 7% to $27.5 million, compared with $25.6 million in FY2008, reflecting a shift in customer purchases towards the lower-priced FC2.  Gross profit increased 26% to $13.5 million, compared with $10.7 million in FY2008. Operating income, including the $1.5 million restructuring charge associated with the transition from FC1 to FC2, increased 48% to $4.7 million, compared with operating income of $3.2 million in FY2008. Exclusive of the restructuring charge, operating income rose 95% to $6.2 million, compared with the Company’s previous guidance that anticipated an increase in operating income of 60%-85%.  In FY2009, the Company sold 40.2 million FC female condoms, for an increase of 16% when compared with 34.7 million units sold in FY2008.  FHC’s unit growth was limited by FC1 production capacity in FY2009.  All future orders and unit shipments will be the second-generation product, FC2.

Net income attributable to common stockholders for FY2009 increased 34% to $6.5 million, or $0.24 per diluted share, compared with net income attributable to common stockholders of $4.8 million or $0.18 per diluted share, in FY2008.  In FY2009, the Company was able to recognize a tax benefit for past losses which added $1.6 million to net income attributable to common stockholders, as compared with a $0.8 million tax benefit recognized in FY2008.

“We are very pleased to report strong revenue and earnings growth for the year ended September 30, 2009,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company. “We are particularly encouraged by the successful completion of the transition from FC1 to the lower-priced but higher-margin FC2.  Our strong FY2009 operating performance reflects continued growth in global demand for the female condom, including excellent acceptance of our second-generation product.  Most importantly, the growth in the use of the female condom reflects increased protection against HIV/AIDS.”

The Company generated $5.8 million in cash from operations during FY2009, and its year-end cash position was approximately $2.9 million, compared with $2.1 million at the end of FY2008.  Cash expenditures in 2009 included approximately $1.7 million for capital expenditures and $3.8 million for common stock repurchases.  The Company has no outstanding debt and $1.5 million in unused credit lines.  Based on the Company’s strong cash flow and completion of the FC1 to FC2 transition, the Board of Directors is considering initiating dividend payments in calendar 2010.

Shareholders’ equity at September 30, 2009 totaled $13 million, versus $9.7 million at the end of FY2008.

Restructuring Charge FC1 to FC2 Transition

During the year FHC announced (i) a 150% expansion of its Malaysian FC2 production capacity, (ii) that it expected a 100% transition to FC2 during calendar 2009, and (iii) that there would be certain one-time charges as a result of the transition.  There are two categories of charges.

Employee Redundancy / General
In August 2009, the Company announced to its UK employees that the Company was evaluating the future of its UK facility upon the decision of two of its largest customers to switch their purchases from the first-generation product, FC1, which was manufactured in the UK facility, to the second-generation product, FC2, which is manufactured in Malaysia.  As required by British labor law, the Company went through an evaluation process, working in tandem with employee representatives, in which various manufacturing alternatives were considered.  As the Company was unable to identify a satisfactory alternative, the facility’s manufacturing operations ceased in October 2009.  The Company incurred a one-time charge of $1.5 million for restructuring costs, including redundancy payments to employees and associated restructuring fees. The redundancy payments made to employees in late November 2009 were self-funded by the Company.  This charge for restructuring costs was accrued in the fourth quarter of FY2009.

Lease Buy Out

The Company leased its FC1 manufacturing facility in the U.K. In connection with the evaluation of its U.K. FC1 manufacturing facility, the Company entered into new lease and related agreements (collectively, the “New Lease”) with the new owner of the U.K. facility.  The New Lease replaces the Company’s previous lease for its U.K. facility, which had an expiration date of December 10, 2016 and rent of £296,725 ($488,100) per year.  The New Lease expires on the earlier of (1) November 1, 2010 or (2) at least three months after the Landlord provides a notice of termination, but in any event not before May 2, 2010.  The rent remains £296,725 ($488,100) per year, and the Company was required to deposit the amount of the annual rent upon execution of the New Lease.  In connection with the New Lease, the Company also made a lease surrender payment of £600,000 ($986,940) to the Landlord on November 2, 2009, and will be required to make an additional lease surrender payment of £300,000 ($493,470) to the Landlord on or before February 2, 2010.  From a cash flow perspective, replacing the previous lease eliminates future payments of approximately $4.3 million (for rent and related expenses) over the remaining term of the previous lease, producing a positive net impact of approximately $2.8 million, after deducting the surrender payments.  All dollar amounts with respect to the U.K. facility in this report are translated from British pounds sterling based on an exchange rate of 1.6449 dollars per British pound sterling.

The lease exit and related costs of approximately $1.7 million, net of the recognition of the deferred gain on sale of facility of $658 thousand, will be taken as a one-time charge in FY 2010.

This completes the 100% transition from FC1 to FC2 and the related one-time charges.  While FC1 production has ceased, the Company will continue to maintain a significant operating presence in the U.K.

FY 2010 Earnings Guidance

FHC expects unit sales to increase 20%-25% in FY 2010 as compared with FY2009 and operating earnings to increase 35% to 40% over the $6.2 million in operating income recorded for FY2009 (exclusive of restructuring charges).

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, November 30, 2009. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international participants dial 412-858-4600) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. Eastern Time on November 30, 2009. A replay call will be available through December 14, 2009 by dialing 877-344-7529 (international callers dial 412-317-0088) and referencing the conference code ID 435960.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income exclusive of the $1.5 million restructuring charge. Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, because the restructuring charge related to a non-recurring event in the fourth quarter of FY2009, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is primarily distributed by public health organizations and donor groups in about 100 countries around the world. Globally, the FC Female Condoms (FC1 and FC2) are available in various programs in 116 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in Europe, Canada, Australia, South Africa and the People's Republic of China and are pending in various other countries.   FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com ..

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  –
The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company’s financial guidance for fiscal 2010 and its consideration of initiating dividend payments in calendar 2010. These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector;  payment of dividends is in the discretion of the Board of Directors and the Company may not have sufficient cash flows to initiate dividends or to continue to pay dividends at whatever dividend level may be established; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2008.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

The Female Health Company Unaudited Condensed Consolidated Balance Sheets

	September 30, 2009	September 30, 2008
Cash	$2,810,197	$1,922,148
Restricted cash	105,074	211,873
Accounts receivable, net	7,806,007	6,810,050
Income taxes recoverable	68,106	-
Inventory	1,203,063	1,322,652
Prepaid and other current assets	429,602	414,040
Deferred income taxes	2,181,000	1,600,000
Total current assets	14,603,049	12,280,763

Other non-current assets	87,621	55,330
Net property, plant & equipment	2,821,616	1,494,645
Deferred income taxes – LT	1,028,149	-
Total assets	$18,540,435	$13,830,738

Accounts payable	$602,196	$621,115
Accrued expenses	3,017,763	2,385,540
Redundancy accrual	1,116,911	-
Deferred gain on sale of facility	657,605	-
Preferred dividends payable	-	25,068
Total current liabilities	5,394,475	3,031,723

Obligations under capital leases	34,428	49,597
Deferred gain on sale of facilities	-	836,733
Deferred grant income	157,143	203,483
Total liabilities	5,586,046	4,121,536

Total stockholders’ equity	12,954,389	9,709,202
Total liabilities and stockholders' equity	$18,540,435	$13,830,738

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Three Months Ended September 30,
	2009	2008

Net revenues	$7,912,226	$7,839,973

Cost of sales	4,076,185	4,326,660

Gross profit	3,836,041	3,513,313

Advertising and promotion	54,794	62,455
Selling, general and administrative	1,740,856	2,138,314
Research and development	862	81,975
Restructuring costs	1,496,624	-
Total operating expenses	3,293,136	2,282,744

Operating income	542,905	1,230,569

Interest, net and other income	(48,140)	(22,816)
Foreign currency transaction gain	(92,441)	(893,112)
Income before income taxes	683,486	2,146,497

Income tax benefit	(1,595,678)	(218,862)
Net income	2,279,164	2,365,359

Preferred dividends	10,548	25,068

Net income attributable to common stockholders	$2,268,616	$2,340,291

Basic earnings per common share outstanding	$0.09	$0.09

Basic weighted average common shares outstanding	25,839,397	26,112,376

Diluted earnings per common share outstanding	$0.08	$0.08

Diluted weighted average common shares outstanding	27,698,841	28,052,370

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Twelve Months Ended September 30,
	2009	2008

Net revenues	$27,543,341	$25,634,126

Cost of sales	14,025,523	14,904,325

Gross profit	13,517,818	10,729,801

Advertising and promotion	191,153	223,800
Selling, general and administrative	7,006,111	7,038,060
Research and development	105,916	284,216
Restructuring costs	1,496,624	-

Total operating expenses	8,799,804	7,546,076

Operating income	4,718,014	3,183,725

Interest, net and other income	(55,984)	(53,445)
Foreign currency transaction gain	(276,113)	(966,736)

Income before income taxes	5,050,111	4,203,906

Income tax benefit	(1,485,268)	(762,862)
Net income	6,535,379	4,966,768

Preferred dividends	79,717	137,506

Net income attributable to common stockholders	$6,455,662	$4,829,262

Basic earnings per common share outstanding	$0.25	$0.18

Basic weighted average common shares outstanding	25,651,915	26,116,499

Diluted earnings per common share outstanding	$0.24	$0.18

Diluted weighted average common shares outstanding	27,244,605	27,983,263

Reconciliation of Non-GAAP Financial Information

Following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the three months and years ended September 30, 2009 and 2008.

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2009	2008	2009	2008
Operating income exclusive of restructuring charge	$2,039,529	$1,230,569	$6,214,638	$3,183,725
Less: Restructuring charge	$1,496,624	-	$1,496,624	-
Operating income	$542,905	$1,230,569	$4,718,014	$3,183,725